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                                                                   Exhibit 11.01

                                Macromedia, Inc.
                       Computation of Net Income Per Share
                For the years ended March 31, 1996, 1995 and 1994
                      (in thousands, except per share data)

                                                       Year Ended           Year Ended        Year Ended
                                                      March 31, 1996      March 31, 1995     March 31, 1994
                                                      --------------      --------------     --------------
Net income                                                $23,002            $ 6,538            $ 3,475
                                                          =======            =======            =======
Weighted average number of shares outstanding:
         Common                                            34,899             30,362             26,068

Number of common stock equivalents
as a result of warrants outstanding                          --                    6                  6

Number of common stock equivalents
as a result of stock options outstanding                    4,145              4,046              3,944

                                                          =======            =======            =======
Total                                                      39,044             34,414             30,018
                                                          =======            =======            =======

Net income per common stock and
common stock equivalent share                             $  0.59            $  0.19            $  0.12
                                                          =======            =======            =======

All income per share amounts and number of shares have been retroactively stated to reflect a two-for-one stock split which became effective October 16, 1995.




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